EXHIBIT 4.4



                  RIBAPHARM INC. 2002 AMENDED AND RESTATED
                   NONEMPLOYEE DIRECTOR RETAINER FEE PLAN


                      ARTICLE I - PURPOSE OF THE PLAN

     The purpose of the Ribapharm Inc. 2002 Amended and Restated Nonemployee Director Retainer Fee Plan is to further the growth, development, and financial success of the Corporation by strengthening the Corporation's ability to attract and retain the services of experienced and knowledgeable Nonemployee Directors by enabling them to participate in the Corporation's growth and by linking the personal interests of Nonemployee Directors to those of the Corporation's shareholders.


                      ARTICLE II - CERTAIN DEFINITIONS

     Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

     2.1 "AWARD" means the payment of the Quarterly Retainer in cash or Shares, as described herein.

     2.2 "BOARD" means the board of directors of the Corporation.

     2.3 "CORPORATION" means Ribapharm Inc.

     2.4 "EFFECTIVE DATE" means the date set forth in Section 7.4 hereof.

     2.5 "EMPLOYEE" means any individual who is in the employment of the Corporation or any of its subsidiaries.

     2.6 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     2.7 "FAIR MARKET VALUE" on any date shall mean the reported closing price of the Shares as reported by The New York Stock Exchange at the close of the primary trading session on such date, or if the Shares were not traded on such date, on the next preceding day on which the Shares were traded. In the event Fair Market Value cannot be determined in a manner described above, then Fair Market Value shall be determined by the Board in good faith.

     2.8 "ICN" means ICN Pharmaceuticals, Inc.

     2.9 "NONEMPLOYEE DIRECTOR" means any individual who is a member of the Board, but who is not otherwise an Employee of the Corporation.

     2.10 "PARTICIPANT" means a Nonemployee Director who is eligible to receive an Award under the Plan.

     2.11 "PAYMENT DATE" means March 31 in respect of the period commencing January 1 and ending March 31, June 30 in respect of the period commencing April 1 and ending June 30, September 30 in respect of the period commencing July 1 and ending September 30, and December 31 in respect of the period commencing October 1 and ending December 31.

     2.12 "PLAN" means the Ribapharm Inc. 2002 Amended and Restated Nonemployee Director Retainer Fee Plan, as amended from time to time.

     2.13 "QUARTERLY RETAINER" means the payment made on a quarterly basis to a Nonemployee Director for his or her services as a member of the Board. As of the Effective Date, the Quarterly Retainer is $7,500 and is payable on each applicable Payment Date commencing on September 30, 2002.

     2.14 "SHARE" means a share of common stock, $0.01 par value, of the Corporation.

     2.15 "SPIN-OFF" means the distribution by ICN of its remaining interest in the Corporation to ICN's shareholders in a tax-free spin-off following the Corporation's initial public offering.


                        ARTICLE III - ADMINISTRATION

     3.1 ADMINISTRATION OF PLAN. The Plan shall be administered by the Board, subject to the restrictions set forth in the Plan.

     3.2 AUTHORITY OF THE BOARD. The Board shall have the full power, discretion, and authority to interpret and administer the Plan in a manner which is consistent with the Plan's provisions.

     3.3 EFFECT OF BOARD DETERMINATIONS. All determinations and decisions made by the Board pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Corporation, its shareholders, Employees, Participants and their estates and beneficiaries.


                  ARTICLE IV - SHARES SUBJECT TO THE PLAN

     4.1 NUMBER OF SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided herein, the total number of Shares available for issuance under the Plan may not exceed 100,000; provided, however, that, except as otherwise provided in the next sentence, with respect to the period commencing on the Effective Date and ending on the earlier of the Spin-Off and September 30, 2003, the total number of Shares available for issuance under the Plan may not exceed 25,000. The limit on the total number of Shares contained in the proviso in the preceding sentence shall lapse if, prior to September 30, 2003, ICN abandons its plans to proceed with or complete the Spin-Off (as such abandonment is described in Section 3.4 of that certain Affiliation and Distribution Agreement by and between ICN and the Corporation (the "Distribution Agreement")). The effective date of any such lapse of the restriction shall be the date of the written notice provided by ICN to the Corporation indicating its determination to abandon the Spin-Off, provided that no "Distribution Date" (as defined in the Distribution Agreement) has occurred as of such date. In the event that the number of Shares available under the Plan is not sufficient to satisfy outstanding elections in respect of any Payment Date, and the Plan is not amended to increase such number of Shares to cover any such outstanding elections, Participants will receive a pro rata portion of any such remaining Shares available under Plan in respect of their outstanding elections on the applicable Payment Date, and the portion of their elections which remained unfulfilled by such pro rata allocation will be settled in cash. The Shares authorized to be issued under the Plan will be reserved out of the Corporation's authorized but unissued common stock or out of common stock held in the Corporation's treasury, or partly out of each.

     4.2 CAPITAL ADJUSTMENTS. In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split up, Share combination, or other change in the corporate structure of the Corporation affecting the Shares, the Board may make appropriate adjustments to (a) outstanding Awards to prevent dilution or enlargement of rights, and (b) the number of Shares available for Awards under the Plan.


                          ARTICLE V - STOCK AWARDS

     5.1 AWARDS OF STOCK. Each Nonemployee Director shall receive one-half (1/2) of his or her Quarterly Retainer in Shares and the remaining one-half (1/2) of his or her Quarterly Retainer in cash, in each case on the applicable Payment Date; provided, however, that any Nonemployee Director may make a timely election to receive his or her entire Quarterly Retainer in cash or Shares. In the event that the Quarterly Retainer (or portion thereof) shall be paid in Shares, the number of Shares payable to the Nonemployee Director shall be determined by dividing the dollar portion of the Quarterly Retainer that is to be payable in Shares by the Fair Market Value of a Share on the applicable Payment Date (or the last trading day preceding such Payment Date if the Payment Date is not a trading date). No fractional Shares (or cash in lieu thereof) shall be issued upon application of the preceding sentence, and the number of Shares that may be issued hereunder shall be rounded to the nearest number of whole Shares. Any election made under this Section 5.1 must be in writing and submitted on a form designated by the Board. Such election shall be filed with the Secretary of the Corporation prior to the Payment Date preceding the Payment Date on which the payment is to be paid and shall be irrevocable.

     5.2 PARTIAL PERIOD OF SERVICE. In the event that a Nonemployee Director provides services to the Corporation in such capacity for only a portion of the respective quarter, a pro rata payment (whether in stock or cash) shall be made equal to the Quarterly Retainer multiplied by a fraction, the numerator of which shall be the number of days that the Nonemployee Director served in such capacity during such quarter, and the denominator of which shall be the total number of days in such quarter. In the event that the Nonemployee Director commences services in such capacity during a quarter, no elections (as provided in Section 5.1 hereof) will be permitted in respect of such quarter.

     5.3 VESTING. Shares issued to any Nonemployee Director hereunder shall be fully vested upon issuance and shall, subject to compliance with all applicable federal and state securities laws, be freely transferable by the Nonemployee Director.


            ARTICLE VI - AMENDMENT, MODIFICATION AND TERMINATION

     6.1 AMENDMENT, MODIFICATION AND TERMINATION. The Board may terminate, amend, or modify the Plan at any time and from time to time, provided that any amendment that requires the approval of the Corporation's shareholders shall not be effective until such approval is obtained. The Plan shall terminate when all of the Shares subject to it have been awarded according to the provisions of the Plan.


                        ARTICLE VII - MISCELLANEOUS

     7.1 NO RIGHT OF NOMINATION. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Participant for reelection by the Corporation's securityholders.

     7.2 NONASSIGNABILITY. The right to receive benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any garnishment, charge or legal process.

     7.3 REQUIREMENTS OF LAW. The granting of Awards under the Plan and the issuance of stock certificates shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

     7.4 EFFECTIVE DATE. The Plan is effective as of the consummation of the initial public offering of the Corporation; provided, however, the first payments to be made pursuant to the terms of this Plan shall occur on the Payment Date in respect of the period ending September 30, 2002, and elections (if any) made in respect of such payments shall be made no later than June 29, 2002. Payment of a Quarterly Retainer to any Nonemployee Director in respect of the period ending on June 30, 2002 shall be made in the form and manner as the Board directs in its sole discretion.